EXHIBIT 10 (a)

Certain portions have

been omitted and

filed separately pursuant

to Rule 24b-2 of the

Securities Exchange

Act of 1934.

MLS, LLC

3300 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN   55402

(612) 672-8351

PERSONAL AND CONFIDENTIAL

May 15, 2001

[TERMINATED BY LETTER DATED AUGUST 13, 2001]

[RESCINDED WITH NO FURTHER OBLIGATIONS BY LETTER APRIL 1, 2002]

Mr. D. Dean Spatz

Chairman & Chief Executive Officer

Osmonics, Inc.

5951 Clearwater Drive

Minnetonka, Minnesota  55343-8995

Dear Mr. Spatz:

This letter is to confirm the arrangements under which MLS, LLC (“MLS”) is exclusively engaged by Osmonics, Inc. (the “Company”) as advisor to assist the Company with the possible sale of all or a portion of the equity or the assets of the Company.

Services.  MLS will advise the Company in regard to the possible sale of more than 50% of the equity of the Company or substantially all of the assets of the Company and will provide the following services:

Review and analyze the business operations of the Company and the industry and market which it serves.

Assist in the preparation of a written report describing the Company, its history, the nature of its business operations, its management structure, including such financial information as may be appropriate to reflect past performance and projected growth and future earnings capacity, and such other information as is deemed necessary or appropriate.  The Company and its personnel will provide initial and working drafts of the data and descriptions necessary for the report.

Counsel the Company as to strategy and tactics for negotiating with prospective purchasers and participate in such negotiations.

Assist the Company in negotiating and preparing an agreement in principle, if appropriate, and a definitive sales agreement.

Assist the Company in any proceedings relating to board or regulatory approvals required for the Sale Transaction.

Coordinate the efforts of legal counsel, auditors, real estate advisors and other professionals retained by the Company toward an efficient closing of the Sale Transaction.

Render such other financial, advisory and investment banking services as may from time to time be agreed.

MLS will not and is not required to provide any appraisal, valuation reports or fairness opinions in connection with the services to be provided herein and the Company understands that such appraisals, valuation reports or fairness opinions will more than likely be required.

It is the intent of the parties that Snow individually performs the bulk of the services called for hereunder.  MLS agrees to utilize the services of Michael L. Snow (“Snow”) absent his death or incapacity.  Notwithstanding Snow’s death or incapacity, the Company shall continue to use MLS.

The terms of any sale will be subject to the approval of the Company, in its sole discretion, and MLS is not authorized to make any agreement or commitment for or on behalf of the Company.  The Company shall not have any obligation to accept any offer regardless of the amount or terms.

Fee. The fees for our engagement will depend on the outcome of this sale assignment.  If the purchase of 50% or more of the outstanding common stock or the assets (based on the book value thereof) of the Company is accomplished in one or a series of transactions, including, but not limited to, private or open market purchases of stock, a tender offer, a merger or a sale by the Company of its stock or assets, we will receive from the Company a transaction fee of 1% of the aggregate consideration paid in such transactions.  Except as provided herein, a transaction fee will be paid to us in cash upon consummation of each transaction.

The aggregate consideration for purposes of calculating a transaction fee shall be:

(i)                     in the case of the sale, exchange or purchase of the Company’s equity securities, the total consideration paid for such securities (including amounts paid to holders of options, warrants and convertible securities), plus the principal amount of all indebtedness for borrowed money as set forth on the most recent consolidated balance sheet of the Company prior to the consummation of such sale, exchange or purchase, and

(ii)                  in the case of a sale or disposition by the Company of assets, the total consideration paid for such assets, plus the net value of any current assets not sold by the Company and the principal amount of all indebtedness for borrowed money assumed by the purchaser.

Amounts paid into escrow and contingent payments in connection with any transaction will be included as part of the aggregate consideration.  Fees on amounts paid into escrow will be payable upon the establishment of such escrow.  If the consideration in connection with any transaction may be increased by payments related to future events, the portion of our fee relating to such contingent payments will be calculated and paid if and when such contingent payments are made.  Aggregate consideration also shall include the aggregate amount of any (i) dividends or other distributions declared by the Company with respect to its stock after the date hereof, other than normal recurring cash dividends in amounts not materially greater than currently paid, and (ii) amounts paid by the Company to repurchase any securities of the Company outstanding on the date hereof.

In connection with a sale of 50% or more of the outstanding common stock of the Company, the transaction fee will be payable and calculated under the definition of aggregate consideration set forth above as though 100% of the outstanding common stock on a fully diluted basis had been acquired for the same per share amount paid in the transaction in which 50% or more of the Company’s outstanding common stock is acquired by a purchaser or group of affiliated purchasers.

If any portion of the aggregate consideration is paid in the form of securities, the value of such securities, for purposes of calculating the transaction fee, will be determined by the average of the last sales prices for such securities on the five trading days ending five trading days prior to the date of the consummation of the transaction.  If such securities do not have an existing public trading market, the value of the securities shall be the mutually agreed upon fair market value on the day prior to the consummation of the transaction.

In the event that the Company rejects a bona fide offer or offers at a price meeting or exceeding [$                 ][omitted pursuant to Rule 24b-2] per share of Company stock on a fully diluted basis (“Minimum Consideration”), MLS will be deemed to have discharged all of the services required hereunder and the Company shall pay a fee of One Percent (1%) of such offer, provided, however, that (i) the bona fide offer must be incorporated in a written agreement setting forth all material terms of transaction, including, with reasonable specification, the representations, warranties and covenants required of the Company, and (ii) the consideration, except for liabilities assumed by the buyer, must be all cash or marketable securities, or, if not all cash or marketable securities, the present value of all such consideration (calculated with a mutually agreed to discount rate), must equal an amount substantially equivalent to the Minimum Consideration; and (iii) the proposed purchaser must have a demonstrated credit capacity to finance and consummate the transaction without material variance, unless due to a default by the Company.

In order to coordinate most effectively our efforts together to effect a transaction satisfactory to you during the term of our engagement, the Company and its management will promptly inform MLS of any inquiry they may receive concerning the availability of all or a portion of the stock or assets of the Company for purchase.  Also, during the period of our engagement, neither the

Company nor its management will initiate any discussions looking toward the sale of all or a portion of the stock or assets of the Company without first consulting with MLS.

General.

In addition to any fees payable as provided above, you also agree to reimburse MLS periodically, upon request, and upon consummation of the transaction or transactions contemplated hereby or upon termination of our services pursuant to this agreement, for our reasonable out-of-pocket expenses including the fees and disbursements of our attorneys, plus any sales, use or similar taxes (including additions to such taxes, if any) arising in connection with any matter referred to in this letter.

Please note that any written or oral opinion or advice provided by MLS in connection with our engagement is exclusively for the information of the Board of Directors and senior management of the Company, and may not be disclosed to any third party or circulated or referred to publicly without our prior written consent.

The Company agrees to the provisions with respect to our indemnity and other matters set forth in Annex A which is incorporated by reference into this letter.

You or MLS may terminate our services at any time, with or without cause, effective upon receipt of written notice to that effect.  However, we will be entitled to the applicable transaction fee set forth above in the event that at any time prior to the later of (i) the expiration of one year after such termination or (ii) July 31, 2002 an agreement is entered into with respect to a sale of all or a portion of the stock or assets of the Company which is eventually consummated.  The Company’s obligations set forth above shall survive the death or incapacity of any of the principals of MLS or Snow.

The Company recognizes that in providing our services pursuant to this letter, we will rely upon and assume the accuracy and completeness of all of the financial and other information discussed with or reviewed by MLS for such purposes, and we do not assume responsibility for the accuracy or completeness thereof.  We will have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities of the Company or any other party or to advise or opine on any related solvency issues or fairness of the transaction to the Company’s shareholders.  The Company acknowledges that it will likely need to hire a firm to provide such evaluation, appraisal and/or opinion.  It is understood and agreed that we will act under this letter as an independent contractor with duties solely to the Company and nothing in this letter or the nature of our services shall be deemed to create a fiduciary or agency relationship between us and the Company or its stockholders.  Except as set forth in Annex A hereto, nothing in this letter is intended to confer upon any other person (including stockholders, employees or creditors of the Company) any rights or remedies hereunder or by reason hereof.

We do not provide accounting, tax or legal advice.  The Company is authorized, subject to applicable law, to disclose any and all aspects of this potential transaction that are necessary to support any U.S. federal income tax benefits expected to be claimed with respect to such transaction, without our imposing any limitation of any kind.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed copy of this letter, which shall become a binding agreement upon our receipt.  We are delighted to accept this engagement and look forward to working with you on this assignment.

Very truly yours,		Agreed to and accepted by

MLS, LLC		OSMONICS, Inc.

By:	/s/ Michael L. Snow	By:	/s/ D. Dean Spatz
Michael L. Snow, Manager		D. Dean Spatz, CEO

Date:	15 May 2001	Date:	16 May 2001

Annex A

In the event that we become involved in any capacity in any action, proceeding or investigation brought by or against any person, including stockholders of the Company, in connection with or as a result of either our engagement or any matter referred to in this letter, the Company periodically will reimburse MLS for our legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith.  The Company also will indemnify and hold MLS harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either our engagement or any matter referred to in this letter, except to the extent that any such loss, claim, damage or liability results from our gross negligence or bad faith in performing the services that are the subject of this letter.  If for any reason the foregoing indemnification is unavailable to MLS or insufficient to hold MLS harmless, then the Company shall contribute to the amount paid or payable by MLS as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Company and its stockholders on the one hand and MLS on the other hand in the matters contemplated by this letter as well as the relative fault of the Company and MLS with respect to such loss, claim, damage or liability and any other relevant equitable considerations.  The reimbursement, indemnity and contribution obligations of the Company under this paragraph shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any of our affiliates and our partners, members, directors, governors, managers, officers, agents, employees and controlling persons (if any), as the case may be and any such affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, MLS, any such affiliate and any such person.  The Company also agrees that neither we nor any of such affiliates, partners, members, directors, governors, managers, officers, agents, employees or controlling persons shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company in connection with or as a result of either our engagement or any matter referred to in this letter except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company result from our gross negligence or bad faith in performing the services that are the subject of this letter.  Prior to entering into any agreement or arrangement with respect to, or effecting, any proposed sale, exchange, dividend or other distribution or liquidation of all or a significant portion of its assets in one or a series of transactions or any significant recapitalization or reclassification of its outstanding securities that does not directly or indirectly provide for the assumption of the obligations of the Company set forth in this Annex A, the Company will notify MLS in writing thereof (if not previously so notified) and, if requested by MLS, shall arrange in connection therewith alternative means of providing for the obligations of the Company set forth in this paragraph, including the assumption of such obligations by another party, insurance, surety bonds or the creation of an escrow, in each case in an amount and upon terms and conditions satisfactory to MLS.  Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either our engagement or any matter referred to in this letter is hereby waived by the parties hereto. The provisions of this Annex A shall survive any termination or completion of the engagement provided by this letter, and this letter shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to principles of conflicts of laws.